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                                                                      EXHIBIT 21

                 Significant Subsidiaries of Scientific-Atlanta

    Name      State of Organization    Names Under which Subsidiary Does Business
    ----      ---------------------    ------------------------------------------
Scientific-          Georgia        Scientific-Atlanta Financial Enterprises, L.L.C.
 Atlanta
 Financial
 Enterprises,
 L.L.C.
SAMMEX, Inc.         Texas          SAMMEX, Inc.